Exhibit 99.1

NEWS RELEASE

For:

CHAMPION PARTS, INC.

ALEX TASSOS & ASSOCIATES

2005 W. Avenue B

CORPORATE & FINANCIAL PUBLIC RELATIONS

Hope, Arkansas 71801

17 Stonepointe Dr.

Jerry A. Bragiel, President

Escondido, California 92025

870-777-8821

Contact: Alex Tassos 760-737-7000

CHAMPION PARTS, INC.  TO PURCHASE CERTAIN TOMCO CARBURETOR ASSETS

Champion Parts to Acquire Major Carburetor Line

HOPE, Ark., Aug. 31, 2006-- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, announced  today it has signed an agreement to purchase the remanufactured carburetor assets of Tomco for approximately $1.5 million in cash and up to $9.5 million in contingent payments.

The agreement calls for Champion Parts to acquire the Tomco assets from a Los Angeles-based subsidiary of Cash Technologies, Inc. (AMEX:TQ), TAP Holdings, LLC.

It provides for the sale of most of the Tomco assets, including all carburetor-related inventory and major customer accounts.  TAP will retain its accounts receivables and its remanufacturing equipment and plant. The Tomco carburetor product line had sales of about $9.5 million in 2005. The transaction is scheduled to close in about two months.

Jerry A. Bragiel, president and chief executive officer of Champion Parts, said, “We are extremely pleased with the agreement that, when completed, will allow Champion to significantly increase sales of its remanufactured carburetors.   This acquisition will help Champion broaden its customer base and provide us with broader marketing strategies and advantages that we believe will have a positive impact on our continued profitability. We also expect the additional carburetor revenue and favorable profit margins that it provides to support the company’s pursuit of new product opportunities.”

“Although industry-wide carburetor sales continue to decline overall,” Bragiel continued, “the increased volume from the acquisition should provide economies of scale for Champion’s established manufacturing operations. Because the contingent payments to TAP depend upon the overall volume of Champion’s carburetor sales, the decline in the sales of carburetors caused by the maturity and gradual obsolescence of this product line will in turn vary Champion’s contingent payment obligations to TAP.”

The key terms of the transaction are as follows:

The maximum aggregate purchase price is approximately $11 million, approximately $1.5 million to be paid in cash and approximately $9.5 million in contingent payments represented by a subordinate promissory note secured by inventory acquired from TAP.  The aggregate amount

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Champion Parts, Inc.

ultimately payable during the eleven year term of the promissory note, while capped at $9.5 million, will depend upon the combined sales of carburetor products by Champion during this period. Monthly payments due under the promissory note are based on a percentage of combined sales of carburetor products by Champion.  Based on present sales and note terms, payments may reach approximately $1.5 million in the first year. Payments are highest during the first 3 years and reduced by approximately one-third for payments thereafter. Payment amounts may vary as product pricing and demand varies.

About Champion

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties, including, without limitation, those statements relating to the impact of future sales, expansion of the customer base, pursuit of new products, economies of scale, and favorable profit margins.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.  Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Management’s Discussion and Analysis of Operations - Factors Which May Affect Future Results and Business – Risk Factors sections of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

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